Exhibit 3.6
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

ENDRA Life Sciences Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph to Article FOURTH thereof which shall read in its entirety as follows:

“Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each share of the Common Stock, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 0.400 of a share of Common Stock; provided, however, that no fractional shares shall be issued to stockholders as a result of the foregoing reclassification and that in lieu thereof, the Corporation shall, after aggregating all fractions of a share to which a holder would otherwise be entitled, round any resulting fractional shares up to the nearest whole share. Any stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock as equals the product obtained by multiplying the number of shares of Common Stock represented by such certificate immediately prior to the Effective Time by 0.400, but giving effect to the rounding of fractional shares provided for in the immediately preceding sentence.”

SECOND:  The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 (by the written or electronic consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

In Witness Whereof, said corporation has caused this certificate to be signed this ___ day of December, 2016.

ENDRA Life Sciences Inc. By:_____________________________________ Francois Michelon, Chief Executive Officer